Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of March 23, 2022, Ventyx Biosciences, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act 0f 1934, as amended (the “Exchange Act”) – our common stock, par value $0.0001 per share (“common stock”).

Description of Common Stock

The following description of our common stock is a summary and is qualified by reference to our amended and restated certificate of incorporation and amended and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, as well as by the applicable provisions of the Delaware General Corporation Law (DGCL).

Authorized Capital Shares

Our amended and restated certificate of incorporation authorizes two classes of stock, common stock and preferred stock. Our authorized capital stock consists of 900,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of each such series of preferred stock, any or all of which may be greater than or senior to those of the common stock. Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

Certificate of Incorporation and Bylaws

Our amended and restate certificate of incorporation and amended and restated bylaws include provisions that:

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authorize our board of directors to issue, without further action by the stockholders, up to 100,000,000 shares of undesignated preferred stock;
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require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
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specify that special meetings of our stockholders can be called only by our Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President;
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establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors;
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provide that directors may be removed only for cause;
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provide that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;
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establish that our Board of Directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered terms;
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specify that no stockholder is permitted to cumulate votes at any election of the Board of Directors; and
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require a supermajority of the stockholders and a majority of the board to amend certain of the above-mentioned provisions, including certain amendments related to our blank check preferred stock, removal of directors solely for cause, the classification of our board of directors, and the prohibition on cumulative voting.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers (“Section 203”). In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers, and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is traded on the NASDAQ Global Select Market under the trading symbol “VTYX”.

Transfer Agents

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, (718) 921-8300.